UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GRAY, BENJAMIN H.
   1655 Roberts Blvd NW
   Kennessaw, GA  30144
   USA
2. Issuer Name and Ticker or Trading Symbol
   CryoLife, Inc.
   CRYL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   MAY 1997
5. If Amendment, Date of Original (Month/Year)
   5/28/97
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock $.01 par value|5/14/9|S   | |500               |D  |10.00      |6,312              |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option                |10.25   |5/15/|A   |V|7,000      |A  |11/16|5/15/|Common Stock|7,000  |N/A    |7,000       |D  |            |
                      |        |97   |    | |           |   |/97  |2002 |            |       |       |            |   |            |
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Option                |10.25   |5/16/|A   |V|5,000      |A  |(1)  |5/16/|Common Stock|5,000  |N/A    |5,000       |D  |            |
                      |        |97   |    | |           |   |     |2002 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Option vests and becomes exercisable in two equal annual installments of 50% (2,500 shares) each on the first and second anniversary date of the Grant Date (May 16, 1998 and May 16,
1999).
SIGNATURE OF REPORTING PERSON
BENJAMIN H. GRAY
DATE
July    , 1997